Exhibit 10.17

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) dated March 31, 2006, but effective as of February 15, 2006 (the “Effective Date”) is entered into by and between MSC-Medical Services Company, a Florida corporation (the “Company”), MCP-MSC Acquisition, Inc., a Delaware corporation (the “Issuer”), and Patrick Dills (“Executive”).

Recitals

A. The Company desires to retain the services of Executive as Executive Chairman of its Board of Directors (the “Board”) as of the Effective Date and in the manner set forth herein.

B. Executive is willing to serve in such capacities pursuant to the terms and conditions hereinafter set forth effective as of the Effective Date.

C. The equity of the Company is owned solely by the Issuer.

D. The Issuer, as the parent corporation of the Company, and the Company desire for the Company to retain the services of Executive, and Executive desires to be retained by the Company, on the terms and conditions set forth in this Agreement.

Agreement

For and in consideration of the foregoing and the mutual covenants of the parties herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. EMPLOYMENT. As of the Effective Date, the Company hereby employs Executive to serve in the capacities described herein, and Executive hereby accepts such employment and agrees to perform the services described herein upon the terms and conditions hereinafter set forth.

2. TERM. The employment of Executive under this Agreement, shall be for the period commencing on the Effective Date and ending (unless extended pursuant hereto) on the earlier of (a) three (3) years from the Effective Date (the “Initial Term”) or, (b) from and following a “Change of Control” (as hereinafter defined), that date, if ever, that Executive elects (upon thirty (30) days prior written notice to the Company) to terminate this Agreement (the “Change Date”). During the Initial Term and provided that a Change Date has not then occurred, this Agreement shall automatically renew for successive one (1) year periods, unless either party provides written notice to the other party of its intention to terminate this Agreement at least ninety (90) days prior to the expiration of the term (each a “Renewal Term” and together with the Initial Term, the “Term”). The Term shall be subject to earlier termination in accordance with the terms and conditions of this Agreement.

For purposes hereof, the term “Change of Control” shall mean:

(a) any change in the ownership of the capital stock of the Company if, immediately after giving effect thereto, any Person (or group of Persons acting in concert) other than Monitor Clipper Equity Partners II, L.P. and Monitor Clipper Equity Partners II (NQP), L.P. (together with Monitor Clipper Equity Partners II, L.P., “MCP”) and their Affiliates will have the direct or indirect power to elect a majority of the members of the Board;

(b) any sale or other disposition of all or substantially all of the assets of the Company (including without limitation through the sale of all or substantially all of the stock or other equity interests of its direct or indirect Subsidiaries or sale of all or substantially all of the assets of the Company and its direct or indirect Subsidiaries, taken as a whole) to another Person;

(c) any merger or consolidation with another Person (the “Change of Control Transferee”) if, immediately after giving effect thereto, any Person (or group of Persons acting in concert) other than MCP and its Affiliates will have the power to elect a majority of the members of the board of directors (or other similar governing body) of the Change of Control Transferee; or

(d) any change in the ownership of the capital stock of the Company or any issuance of shares of such capital stock or options, warrants or convertible securities with respect to such capital stock if, immediately after giving effect thereto, MCP and its Affiliates cease to own beneficially (as such term is used in Section 13(d) of the Exchange Act) at least 33 1/3% of the fully-diluted shares of the capital stock of the Company.

Notwithstanding the foregoing, a Change of Control shall be deemed not to have occurred if, following any transaction or series of transactions, whether or not described above,, (i) MCP continues to hold an equity interest in a line of business of the Company (whether through the Company or another Person), (ii) MCP and its Affiliates have the direct or indirect power to elect a majority of the members of the board of directors (or similar governing body) of the Company (or such other Person), (iii) MCP and its Affiliates own beneficially (as such term is used in Section 13(d) of the Exchange Act) at least 33 1/3% of the fully-diluted shares of the capital stock of the Company (or equity interests in such other Person) and (iv) Executive continues to serve as Executive Chairman of the Board or is requested to serve as the Executive Chairman of the board of directors of the Company (or similar governing body of such other Person) on the terms and conditions contained herein.

3. DUTIES. Executive shall: (i) serve as and have the title of Executive Chairman of the Board; (ii) report to the Board; (iii) have such duties and responsibilities as are assigned by the Board from time to time in various areas which may include, but are not limited to, sales development, senior management evaluation and guidance, strategy review and activities related to mergers and acquisitions; and (iv) subject to the provisions of this Section 3 and Section 10 hereof, provide all services described in or otherwise related to clause (iii) above on an exclusive basis for the benefit of the Company. Throughout the Term, Issuer shall elect

Executive to, and Executive shall serve as a member of, the Board. Subject to the provisions of this Section 3 and Section 10 hereof, Executive agrees to devote such portions of his business time, energy, skills and best efforts to such employment while so employed as are, within his reasonable good faith judgment, necessary and desirable to accomplish the duties and responsibilities assigned to him by the Board from time to time. Subject in all cases to the restrictions contained in Section 10 hereof, however, nothing in this Agreement shall preclude Executive (a) from engaging in charitable and community affairs (including without limitation, serving as a trustee or member of the board of directors of charitable or community organizations) or investing his personal assets so long as such activities do not materially interfere with his duties and responsibilities hereunder, (b) from serving as a member of the board of directors or as a trustee of not more than two corporations, associations or entities any securities of which are publicly traded or were issued pursuant to Rule 144A under the Securities Act of 1933, as amended (each a “Public Company”), or (c) with the prior written consent of the Issuer, which consent shall not be unreasonably withheld, conditioned or delayed, from serving as a general partner or other member of the board of directors, trustees or managers of such other partnership, corporation or company which is not a Public Company, it being understood that Executive’s membership, and participation in activities with respect to such membership, on the board of directors of Vivius, Inc., a privately held, consumer-driven health care company, has been previously consented to by the Issuer and the Company. Executive shall be entitled to have access to office space, as from time to time reasonably requested by him in order to discharge his duties hereunder, at the Company’s principal executive offices, at the offices of MCP in Cambridge, Massachusetts and (to the extent reasonably available) at the offices of Monitor Clipper Group in Chicago, Illinois and New York, New York. Executive shall also be entitled to receive, as from time to time reasonably requested by him in order to discharge his duties hereunder, secretarial and junior professional support from MCP and Monitor Clipper Group, as applicable.

4. COMPENSATION.

(a) Base Compensation. The Company shall pay Executive, on the same schedule and basis on which it pays its other salaried employees, and Executive agrees to accept, base compensation at the rate of: (i) $175,000 per year from the Effective Date through December 31, 2006; and (ii) $150,000 per year thereafter throughout the remaining portions of the Term (the “Base Compensation”).

(b) Performance Based Bonus. The Company shall pay Executive an annual bonus to be determined at the discretion of the Board based on the financial performance of the Company.

(c) Bonus In Connection With Vesting of Restricted Stock. Concurrently with each vesting of the Restricted Shares pursuant to the Restricted Stock Award made pursuant to Section 5(b) below, the Company shall (i) pay to or for the benefit of Executive a cash bonus equal to the following fraction of the aggregate fair market value of the Restricted Shares so vesting (the “Tax Bonus”):

T
1.0 – T

where “T” is equal to the highest combined marginal rate of federal, state and local taxation (including, without limitation, income and employment (e.g., Medicare) taxes) then applicable to Executive on account of the vesting of the Restricted Shares then vesting, and (ii) pay over the entire amount of such Tax Bonus at the appropriate time to the appropriate governmental authorities as taxes withheld from the compensation of Executive (and none of such Tax Bonus shall be paid directly to Executive).

5. EQUITY INCENTIVES.

(a) Options. Executive shall be entitled to receive, pursuant to a separate Nonstatutory Stock Option Certificate in substantially the form attached hereto as Exhibit A (the “Option Agreement”), an option to purchase 1,800,000 shares of common stock of the Issuer at strike prices and on the terms and conditions specified in the Option Agreement.

(b) Restricted Stock. Executive shall be entitled to receive, pursuant to a separate Restricted Stock Agreement in substantially the form attached hereto as Exhibit B (the “Restricted Stock Agreement”), 900,000 shares of common stock of the Issuer (the “Restricted Shares”) on the terms and conditions specified in the Restricted Stock Agreement (the “Restricted Stock Award”).

(c) Stockholders’ Agreement. Concurrently with his execution and delivery of this Agreement, Executive is executing counterpart signature pages of the Stockholders’ Agreement pursuant to which Executive becomes a party to the Stockholders’ Agreement dated as of March 31, 2005, as from time to time in effect, among the Issuer, MCP and the other parties thereto (the “Stockholders’ Agreement”) both as a “Manager” and as an “Other Investor” (as each such term is used in the Stockholders’ Agreement), it being understood that any shares of the Issuer that Executive acquires on account of the Option Agreement are to be “Manager Shares” (as defined in the Stockholders’ Agreement) thereunder and that any Restricted Shares that Executive acquires are to be “Other Investor Shares” (as defined in the Stockholders’ Agreement) thereunder.

6. BENEFITS.

(a) Generally. Except as provided in Section 6(b) below, as of the Effective Date, Executive shall be eligible to participate in any pension, retirement, or other employee benefit plan that the Company makes available to employees or executive officers of the Company and for which Executive will qualify according to his eligibility under the provisions thereof.

(b) Health and Disability Insurance. Executive hereby waives participation in the Company’s health and dental insurance plans for the period prior to January 1, 2007. Beginning January 1, 2007, Executive shall be entitled to participate in health and dental insurance plans that the Company offers to other executive officers of the Company from time to time. As of the Effective Date, Executive shall be entitled to participate in disability insurance plans that the Company offers to other executive officers of the Company from time to time.

7. EXPENSES. Except as otherwise agreed to herein, Executive shall be reimbursed, in accordance with Company policies, practices and procedures, for all usual business expenses incurred on behalf of the Company, provided that Executive shall be entitled to first-class travel if the travel time is reasonably expected to exceed two hours and Executive is not traveling with other Company personnel.

8. TERMINATION. The term of Executive’s employment under this Agreement may be terminated prior to expiration of the Term then in effect only in accordance with the following sections.

(a) For Cause. Executive’s employment under this Agreement may be immediately terminated by the Company for Cause. For purposes of this Agreement, the term “Cause” shall mean the termination of Executive’s employment hereunder by the Board as a result of the existence or occurrence of one or more of the following conditions or events:

(i) the failure of Executive to perform his material duties hereunder, which failure continues after the date which is thirty (30) days after the Company provides Executive with written notice of such failure;

(ii) the breach by Executive of any material provision hereof or of the Option Agreement, the Restricted Stock Agreement or the Stockholders’ Agreement, which breach is not cured within thirty (30) days after written notice thereof to Executive;

(iii) Executive’s willful misconduct in connection with the performance of his duties as an employee or the Company or a member of the Board or the board of directors of the Issuer;

(iv) commission by Executive of any act of fraud or material misrepresentation or a material act of misappropriation in connection with his duties as an employee or officer of the Company;

(v) commission by, and conviction of, Executive of any crime which constitutes a felony;

(vi) the entry of a judgment or order enjoining or preventing Executive from such activities as are material or essential for Executive to perform his services as required by this Agreement; or

(vii) willful and deliberate conduct or activities by Executive which would be reasonably likely to result in material damage to the business of the Company which conduct or activities Executive does not cease within thirty (30) days after written notice thereof to Executive.

(b) For Good Reason. Executive’s Employment under this Agreement may be terminated by Executive for Good Reason by providing notice to the Company within thirty (30) days following the date of occurrence of the event giving rise to such Good Reason, specifying such event, and provided that Company does not reasonably cure such event within ten (10) business days. For purposes of this Agreement, “Good Reason” shall mean that any one or more of the following has occurred:

(i) without the express written consent of the Executive, any changes in the positions, duties, titles, authority, reporting relationships, or responsibilities of the Executive which are inconsistent in any material respect with the Executive’s positions, duties, authority, reporting relationships, responsibilities or privileges as contemplated by this Agreement;

(ii) any failure by the Company to comply with any of the provisions of Sections 4, 5, 6, 14 or 15 hereof or any other material provision of this Agreement, other than an insubstantial and inadvertent failure remedied by the Company promptly after receipt of notice thereof given by the Executive;

(iii) without the Executive’s consent, any requirement by the Company that Executive be based at any office or location other than an office or location in greater Chicago, Illinois, or at an office other than the Company’s headquarters, except for travel reasonably required in the performance of the Executive’s responsibilities;

(iv) termination of Executive’s employment from and following a Change Date (other than by the Executive after receipt of a notice of Cause which has not been cured); or

(v) any termination by the Company of the Executive’s employment otherwise than as permitted by this Agreement.

(c) Mutual. Executive’s employment under this Agreement may be terminated upon mutual written agreement of the Company and Executive.

(d) Without Cause or Good Reason. The Company shall have the right to terminate Executive’s employment under this Agreement at any time without Cause. Executive shall have the right to terminate his employment under this Agreement at any time without Good Reason.

(e) Death. In the event of the death of Executive, the employment of Executive shall terminate immediately.

(f) Disability. If, during Executive’s employment with the Company, Executive shall become permanently disabled and unable to perform his duties as required herein (“Disability”) for a total of one hundred eighty (180) days in any twelve (12) month period then the Company may, upon thirty (30) days written notice to Executive, terminate Executive’s employment under this Agreement.

9. SEVERANCE. In the event of the termination of Executive’s employment under this Agreement for any reason, the Company shall provide the payments and benefits to Executive as indicated below:

(a) With Cause or Termination by Executive Without Good Reason. If Executive’s employment hereunder is terminated by the Company for Cause, or if Executive terminates his employment with the Company without Good Reason, the Company shall be obligated only to continue to pay to Executive his Base Compensation, if any, earned up to the date of termination and shall reimburse Executive for any expenses to which Executive is due reimbursement by the Company under Section 7 hereof up until the date of termination; provided, however, that the foregoing shall not impair Executive’s rights under: (i) the Option Agreement, the Restricted Stock Agreement or the Stockholders’ Agreement except as provided therein or (ii) the rights and protections accorded Executive pursuant to the provisions of Sections 14 and 15 hereof.

(b) Termination Without Cause, With Good Reason or Upon Death or Disability. In the event that the Company shall terminate Executive’s employment hereunder without Cause or Executive shall terminate his employment hereunder with Good Reason, the Company shall pay (or cause to be paid) Executive (or his beneficiaries following his subsequent death) throughout the remainder of the Term full Base Compensation and benefits to which Executive was entitled immediately prior thereto and as set out in Section 6 hereof, including, without limitation, health continuation premiums, the proceeds of any life or disability insurance contracts and the rights and protections accorded Executive pursuant to the provisions of Sections 14 and 15 hereof (collectively hereinafter referred to as “Continuation Benefits”). In the event that Executive’s employment hereunder shall terminate by reason of his death or Disability, the Company shall pay (or cause to be paid) Executive (or his beneficiaries) full Base Compensation and Continuation Benefits for the one year period following his death or termination of his employment by reason of Disability.

10. NONCOMPETITION; NONSOLICITATION. For a period beginning on the date hereof and ending on the date which is the later of (i) one year following the date on which Executive ceases to be employed by the Company or (ii) one year following the last day of the Term, Executive shall not, except with the prior written consent of the Company (which consent shall be provided in the sole discretion of the Company), or, except as an employee or agent of the Company, engage or have an interest, anywhere in the United States of America or any other geographic area where the Company did business as of the date hereof or at any time during Executive’s employment by the Company or in which its products or services are or were marketed or sold, alone or in association with others, as principal, agent, partner, stockholder, or through the investment of capital, lending of money or property, rendering of services or otherwise, in any business competitive with that engaged in by the Company as of the date hereof or by the Company and its subsidiaries at any time during Executive’s employment by the Company (“Competitive Business”). For a period beginning on the date hereof and ending two years following the date on which Executive ceases to be employed by the Company, Executive shall not, except with the prior written consent of the Company (which consent shall be provided in the sole discretion of the Company), or as an employee or agent of the Company, directly or indirectly, on behalf of himself or any other person or entity, (A) accept business from or solicit the business of (in either case, which such business is competitive with that of the Company and its subsidiaries) (a) any person or entity who is, or who had been at any time during the preceding two years or at any time during Executive’s employment by the Company, a customer of the Company and its subsidiaries or any successor to the business of the Company (each a “Customer”), or otherwise divert or attempt to divert any business from the Company or any successor or otherwise induce, request, advise or persuade any Customer to cease to do business with or reduce the amount of business which such Customer has customarily done or is reasonably expected to do with the Company or any successor; or (B) solicit or induce any person who is an employee of, or otherwise engaged by, the Company, to leave the employ or engagement of the Company or hire any such person until one (1) year after such person has left the employ of the Company, or any such successor or any person with whom such person was placed for employment or engagement during the preceding one year. Executive shall not at any time, directly or indirectly, except as an employee or agent of the Company, use or purport to authorize any person or entity to use any name, mark, logo, trade dress or other identifying words or images which are the same as or similar to those used currently or in the past by the Company in connection with any product or service, whether or not such use would be in a business competitive with that of the Company. Notwithstanding anything to the contrary contained herein, the following activities shall not be deemed to be a violation of the provisions of this Section 10: the ownership or control by Executive of up to five percent (5%) of the outstanding voting securities or securities of any publicly traded class of a company with a class of securities which are publicly traded.

11. CONFIDENTIALITY. Executive acknowledges that the intellectual property and all other confidential or proprietary information with respect to the Company’s engagement in the business of distributing medical supplies, equipment and services throughout the United States of America (the “Business”) are valuable, special and unique. Executive shall not, at any time after the date hereof, except as an employee or agent of the Company, or except as required by applicable law, disclose, directly or indirectly, to any person or entity, or use or purport to authorize any person or entity to use any confidential or proprietary information with respect to the Company or the Business, whether or not for his own benefit, without the prior written consent of the Company, including without limitation, confidential or proprietary information as to the financial condition, results of operations, strategic partners, customers, suppliers, products, products under development, services, inventions, sources, leads or methods of obtaining new products or business, intellectual property, pricing methods or formulas, cost of supplies, marketing strategies or any other information relating to the Company or the Business, but not including information which is or shall become generally available to the public or is generally known in the industry other than as a result of an unauthorized disclosure by Executive or a person or entity to whom Executive has provided such information. Executive acknowledges that Company would not enter into this Employment Agreement without the assurance that all such confidential and/or proprietary information will be used for the exclusive benefit of the Company.

12. NONDISPARAGEMENT. Neither Executive nor the Company shall (and shall cause the officers, directors, employees, shareholders, members, partners, representatives and agents of any entity or business directly or indirectly controlled by Executive and the Company to not) commit any act or omission that would tend to disparage or adversely affect the reputation of the other party or any present or future subsidiaries, parents or affiliates of the other party or any of their respective principals, officers, directors, shareholders, partners, members, employees, businesses or operations. Without in any way limiting the generality of the foregoing, Executive and the Company shall not (and shall cause the officers, directors, employees, shareholders, members, partners, representatives and agents of any entity or business directly or indirectly controlled by Executive and the Company to not) make any disparaging or unfavorable statements to any third party, either orally or in writing, regarding the other party or any present or future subsidiaries, parents or affiliates of the other party or any of their respective principals, officers, directors, shareholders, partners, members, employees, businesses or operations.

13. ENFORCEABILITY OF RESTRICTIVE COVENANTS. The restrictions set forth in this Agreement are considered by the parties hereto to be reasonable for the purposes of protecting the value of the business and goodwill of the Company and the Business. The parties acknowledge that the Company would be irreparably harmed and that monetary damages would not provide an adequate remedy to the Company in the event the covenants contained in this Agreement were not complied with in accordance with their terms. Accordingly, Executive agrees that any breach or threatened breach by him of any provision of this Agreement shall entitle the Company to seek injunctive and other equitable relief to secure the enforcement of these provisions, in addition to any other remedies which may be available to them, and that they shall be entitled to receive from Executive reimbursement for all attorneys’ fees and expenses incurred by the Company in enforcing these provisions. In addition to its other rights and remedies, the Company shall have the right to require Executive, if he breaches any of the covenants contained in this Agreement to account for and pay over to the Company all compensation, profits, money, accruals and other benefits derived or received, directly or indirectly, by such party from the action constituting such breach; provided, however, that the foregoing shall not apply to any compensation, profits, money, accruals and other benefits derived or received, directly or indirectly from the Company. If Executive breaches the restrictive covenants set forth in this Agreement, the running of the time periods described therein shall be tolled for so long as such breach continues. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought. If any provisions of this Agreement relating to the time period, scope of activities or geographic area of restrictions is declared by a court of competent jurisdiction to exceed the maximum permissible time period, such time period, scope of activities and/or geographic area, as the case may be, shall be reduced to the maximum that such court deems enforceable. If any provisions of this Agreement other than those described in the preceding sentence are adjudicated to be invalid or unenforceable, the invalid or unenforceable provisions shall be deemed amended (with respect only to the jurisdiction in which such adjudication is made) in such manner as to render them enforceable and to effectuate as nearly as possible the original intentions and agreement of the parties.

14. MAINTENANCE OF DIRECTORS’ AND OFFICERS’ INSURANCE.

(a) Subject only to the provisions of Section 14(b) of this Agreement:

(i) the Company and/or the Issuer shall purchase and maintain in effect for the benefit of Executive one or more policies of Directors’ and Officers’ Indemnity Insurance (“D&O Insurance”) providing, in all respects, coverage for actions brought against Executive arising out of Executive’s service as a director, officer, agent and/or employee of the Company or the Issuer, with such coverage, terms and conditions that are at least as favorable to Executive as that provided by the Company and/or the Issuer to any other executive officer or director of the Company or of the Issuer under D&O Insurance then maintained by the Company and/or the Issuer; and

(ii) So long as Executive shall continue to serve as a member of the Board (or shall continue at the request of the Company or the Issuer to serve as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) and thereafter so long as Executive shall be subject to any possible claim or any threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative, by reason of the fact that Executive was a director (or served in any such other capacity), the Company and/or the Issuer shall purchase and maintain in effect for the benefit of Executive one or more policies of D&O Insurance providing, in all respects, coverage at least comparable to that provided by the Company and/or the Issuer to directors and officers of the Company and the Issuer.

(b) The Company and the Issuer shall not be required to maintain any such policies of D&O Insurance in effect if such insurance is not reasonably available or if, in the reasonable business judgment of the directors of the Company, either (i) the premium cost for such insurance is substantially disproportionate to the amount and type of coverage provided or (ii) the coverage provided by such insurance is so limited by exclusions or conditions that there would be insufficient benefit from such insurance.

15. INDEMNITY. Subject only to the exclusions set forth in this Section 15, each of the Company and the Issuer hereby agrees to hold harmless and indemnify Executive, as follows:

(a) From the date hereof, Executive shall be entitled to indemnification:

(i) from the Company and the Issuer to the full extent permitted under the laws of the State of Florida and the State of Delaware, respectively; and

(ii) to the full extent permitted under the laws of the State of Florida and the State of Delaware, as applicable, against any and all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by Executive in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative to which Executive at any time becomes a party or is threatened to be made a party by reason of the fact that Executive is, was or at any time becomes a member of the Board, or a director, officer, employee or agent of the Company and/or the Issuer, or is or was serving or at any time serves at the request of the Company or the Issuer as a director, officer, employee or agent of another corporation partnership, joint venture, trust or other enterprise.

All rights to indemnification from the Company and the Issuer existing in favor of the Executive in his capacity as a director of the Company under applicable law and regulations, as in effect as of immediately prior to any merger or other consolidation of the Company and/or Issuer with another entity, shall survive such merger or consolidation and shall continue in full force and effect and be honored by the successor to the rights and obligations of the Company and/or the Issuer, as the case may be.

(b) Limitations on Indemnity. No indemnity pursuant to this Section 15 shall be paid by the Company or the Issuer:

(i) to the extent Executive is indemnified for any such losses by any other person or entity, whether pursuant to any D&O Insurance policy or otherwise;

(ii) with respect to remuneration paid to Executive, if it shall be determined by a final judgment or other final adjudication that such remuneration was in violation of law;

(iii) on account of any suit in which judgment is rendered against Executive for an accounting of profits made from the purchase or sale by Executive of securities of the Company and/or the Issuer pursuant to the provisions, if and when applicable, of Section 16(b) of the Securities Exchange Act of 1934 or similar provisions of any federal, state or local statutory law;

(iv) on account of Executive’s conduct that is finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct or to have been in a material breach of this Agreement, the Restricted Stock Agreement or the Stockholders’ Agreement; or

(v) if a final decision by a Court having jurisdiction in the matter shall determine that such indemnification is not lawful.

(c) Conditions of Indemnity. All agreements and obligations of the Company and the Issuer contained in this Agreement shall continue during the period Executive is serving as a member of the Board (or serving at the request of the Issuer as a director, officer, employee or agent or another corporation, partnership, joint venture, trust or other enterprise affiliated with the Issuer or the Company) and shall continue thereafter so long as Executive (notwithstanding the earlier termination of this Agreement) shall be subject to any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative, by reason of the fact that Executive was a member of such board(s) or serving in any other capacity referred to herein.

(d) Notification and Defense of Claim.

(i) Promptly after receipt by Executive of notice of the commencement of any action, suit or proceeding, Executive will, if a claim in respect thereof is to be made against the Company and the Issuer under this Agreement, notify the Company and the Issuer of the commencement thereof; but the failure to so notify the Company and the Issuer will not relieve the Company and the Issuer of any liability which it may have to Executive other than under this Agreement; and provided that such failure does not adversely affect the Company’s ability to defend against any such liability. With respect to any such action, suit or proceeding as to which Executive notifies the Company and the Issuer of the commencement thereof:

(1) The Company and the Issuer will be entitled to participate therein at its own expense; and

(2) Except as otherwise provided below, the Company and the Issuer will be entitled (but will not be obligated) to assume the defense thereof, with counsel reasonably satisfactory to Executive (with any counsel approved by the issuer of any D&O Insurance policy being conclusively deemed to be satisfactory to Executive). After notice from the Company and the Issuer to Executive of its election so to assume the defense thereof, the Company and the Issuer will not be liable to Executive under this Agreement for any legal or other expenses subsequently incurred by Executive in connection with the defense thereof other than as otherwise provided below. Executive shall have the right to employ his own counsel in such action, suit or proceeding but the fees and expenses of such counsel incurred after notice from the Company and the Issuer of its assumption of the defense thereof shall be at the expense of Executive unless (i) the employment of counsel by Executive has been authorized by the Company and the Issuer or, (ii) counsel for Executive shall have delivered a written opinion to the Company and the Issuer that there is a conflict of interest between Executive and the Company and the Issuer in the conduct of the defense of such action or (iii) the Company and the Issuer shall not in fact have employed counsel to assume the defense of such action, in which case the reasonable fees and expenses of counsel shall be at the expense of the Company and the Issuer. The Company and the Issuer shall not be entitled to assume the defense of any action, suit or proceeding brought by the Company and the Issuer or with respect to any issue as to which counsel for Executive shall have delivered an opinion to the Company and the Issuer pursuant to clause (ii) above.

(ii) The Company and the Issuer shall not be liable to indemnify Executive under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent. The Company and the Issuer shall not settle any action or claim in any manner that would impose any penalty or limitation on Executive without Executive’s written consent. Neither the Company nor the Issuer nor Executive will unreasonably withhold their consent to any proposed settlement.

(e) Repayment of Expenses. To the extent permitted by applicable law, the Company and the Issuer shall be jointly and severally liable to advance all reasonable expenses (including reasonable attorneys fees), judgments, fines and amounts paid in settlement incurred by Executive in connection with the investigation, defense, settlement or appeal of any threatened, pending or completed action, suit or proceeding for which Executive is entitled to indemnification under this Agreement; provided, however, that any such advancement shall be subject to the Executive providing reasonably sufficient evidence to the Company and the Issuer of the incurrence of any such expenses. In the event that Executive is or becomes entitled to indemnification, under any policy of D&O Insurance or from any other source, for any expenses paid on behalf of Executive by the Company and the Issuer under this subsection, Executive shall assign his rights to such indemnification to the Company and the Issuer, to the extent of the amounts actually paid by the Company and the Issuer. Executive agrees that he will reimburse the Company and the Issuer for all reasonable expenses paid by the Company and the Issuer in defending any civil or criminal action, suit or proceeding against Executive in the event and only to the extent that it shall be ultimately determined that Executive is not entitled to be indemnified by the Company and the Issuer for such expenses under the provisions of applicable laws or regulations, the respective certificate of incorporation or bylaws of the Company or Issuer, this Agreement or otherwise.

(f) The Company and the Issuer expressly confirms and agrees that it has entered into this Agreement and assumed the obligations imposed on it hereunder in order to induce Executive to serve as a member of the Board and acknowledge that Executive is relying upon this Agreement in serving in such capacity. In the event Executive is required to bring any action to enforce rights or to collect moneys due under this Agreement and is successful in such action insofar as Executive is adjudged to be entitled to substantially all of such moneys claimed by Executive, the Company and the Issuer shall reimburse Executive for all of Executive’s reasonable fees and expenses (including reasonable attorneys’ fees) in bringing and pursuing such action.

16. OTHER AGREEMENTS. Executive represents that his employment hereunder shall not violate any terms or conditions of Executive’s employment with any prior employer or any other agreement with the Company.

17. NOTICES. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and shall be effective when received if sent, postage-prepaid, by certified or registered mail, return receipt requested, or by overnight delivery service against receipt, to the addresses below or to such other address as either party shall designate by written notice to the other:

If to Executive:

Patrick G. Dills

114 E. Sixth Street

Hinsdale, Illinois 60521

with a copy to:

Schwartz Cooper

180 N. LaSalle Street

Suite 2700

Chicago, Illinois 60601

Attn: Michael J. Legamaro

If to the Company:

MSC-Medical Services Company

c/o Monitor Clipper Partners, LLC

Two Canal Park

Cambridge, MA 02141

Attn: Peter S. Laino

with a copy to:

Ropes & Gray LLP

One International Place

Boston, MA 02110

Attn: Winthrop G. Minot

18.	ENTIRE AGREEMENT; MODIFICATION.

(a) This Agreement, the Option Agreement, the Restricted Stock Agreement and the Stockholders’ Agreement contain the entire agreement of the Company, the Issuer and Executive, and the Company and Executive hereby acknowledge and agree that this Agreement, the Option Agreement, the Restricted Stock Agreement and the Stockholders’ Agreement supersede any prior statements, writings, promises, understandings or commitments between the parties hereof.

(b) No future oral statements, promises or commitments with respect to the subject matter hereof, or other purported modification hereof, shall be binding upon the parties hereto unless the same is reduced to writing and signed by each party hereto.

19. ASSIGNMENT. The rights and obligations of the parties under this Agreement shall inure to the benefit of and shall be binding upon the successors, heirs, personal representatives and permitted assigns of the parties. Except as otherwise set forth in this Agreement, neither party may assign his or its rights or obligations under this Agreement without the prior written consent of the other party.

20. GOVERNING LAW; VENUE; INDEPENDENT REPRESENTATION. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida, except as specifically set forth in Section 15. The parties agree that any and all actions arising under or in respect of this Agreement shall be litigated in any federal or state court of competent jurisdiction located in the County of Duval, State of Florida. By execution and delivery of this Agreement, each party irrevocably submits to the personal and exclusive jurisdiction of such courts for itself or himself, and in respect of its or his property with respect to such action. Each party agrees that venue would be proper in any of such courts, and hereby waives any objection that any such court is an improper or inconvenient forum for the resolution of any such action. Executive acknowledges and agrees that he has had the opportunity to seek his own independent legal counsel to represent Executive’s interest in connection with the transactions contemplated by this Agreement.

21.	MISCELLANEOUS.

(a) The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or the interpretation of this Agreement.

(b) The failure of any party to enforce any provision of this Agreement shall in no manner affect the right to enforce the same, and the waiver by any party of any breach of any provision of this Agreement shall not be construed to be a waiver by such party of any succeeding breach of such provision or a waiver by such party of any breach of any other provision.

(c) Except as otherwise provided herein, in the event any one or more of the provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable valid, and enforceable provision which comes closest to the intent of the parties.

(d) The prevailing party in any litigation brought to enforce the provisions of this Agreement shall be entitled to reimbursement from the nonprevailing party for reasonable attorney’s fees and expenses incurred in connection with such litigation.

(e) This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.

[Signatures Appear on Following Page]

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year first above written.

MSC-MEDICAL SERVICES COMPANY, a Florida corporation

By:	/s/ Adam Doctoroff
Name: Adam Doctoroff
Title:

MCP-MSC ACQUISITION, INC., a Delaware corporation

By:	/s/ Adam Doctoroff
Name: Adam Doctoroff
Title:

EXECUTIVE:

/s/ Patrick G. Dills
Patrick G. Dills
Address:	114 E. Sixth Street
Hinsdale, Illinois 60521